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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Dobson Communications Corporation:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our audit report covering the December 31, 2001 consolidated financial statements refers to changes in the method of accounting for derivative instruments and hedging activities and disposal of long-lived assets. Our audit report covering the December 31, 2002 consolidated financial statements refers to a change in the method of accounting for identifiable intangible assets.


                                                   KPMG LLP


Oklahoma City, Oklahoma
February 9, 2005